                                                                     Exhibit  11


                          Marks Bros. Jewelers, Inc.
                      Computation of Per Share Earnings




                                                     Three Months Ended     Three Months Ended
                                                       April 30, 1997         April 30, 1996
                                                   ----------------------   -------------------
                                                   (in thousands, except for per share amounts)
Primary and Fully diluted earnings per share:
Net income (loss)                                                 $   540              $  (858)
Average shares outstanding                                         10,062                5,077
Common share equivalents under the 1995, 1996
and 1997 Option Plans assuming the treasury
stock method                                                          126                  ---
Additional shares assuming conversion of Class
B shares                                                                4                    4
                                                                  -------              -------
Average number of common shares and common
share equivalents outstanding                                      10,192                5,081
                                                                  =======              =======
Net income (loss) per share                                       $  0.05              $ (0.17)
                                                                  =======              =======